EXHIBIT 99.1

Earnings Press Release dated April 19, 2012

INVESTOR CONTACT:	Peter Goulding, CFA
Investor Relations
203.338.6799
peter.goulding@peoples.com

MEDIA CONTACT:	Valerie Carlson
Corporate Communications
203.338.2351
valerie.carlson@peoples.com

FOR IMMEDIATE RELEASE

April 19, 2012

PEOPLE’S UNITED FINANCIAL REPORTS FIRST QUARTER OPERATING EARNINGS OF $0.18 PER SHARE; NET INCOME OF $0.17 PER SHARE; ANNOUNCES DIVIDEND INCREASE

BRIDGEPORT, CT. – People’s United Financial, Inc. (NASDAQ: PBCT) today reported net income of $58.6 million, or $0.17 per share, for the first quarter of 2012, compared to $51.7 million, or $0.15 per share, for the first quarter of 2011, and $43.0 million, or $0.12 per share, for the fourth quarter of 2011. Operating earnings were $60.6 million, or $0.18 per share, for the first quarter of 2012, compared to $53.8 million, or $0.15 per share, for the first quarter of 2011 and $58.7 million, or $0.17 per share, for the fourth quarter of 2011.

The Board of Directors of People’s United Financial voted to increase the common stock dividend to an annual rate of $0.64 per share. Based on the closing stock price on April 18, 2012, the dividend yield on People’s United Financial common stock is 5.0 percent. The quarterly dividend of $0.16 per share is payable May 15, 2012 to shareholders of record on May 1, 2012.

During the first quarter of 2012 the Company repurchased 4.5 million shares of People’s United Financial common stock at a total cost of $56 million. Under the existing stock repurchase authorization, 13.5 million shares of common stock remain available to repurchase.

“Our performance in the first quarter of 2012 continues to build on the execution of our primary objectives – optimizing existing businesses and efficiently deploying capital,” stated Jack Barnes, President and Chief Executive Officer. “Our first quarter financial results reflect continued loan and deposit growth and ongoing strength in our fee income businesses, including solid contributions from wealth management and insurance. We anticipate continued momentum in loan growth based on our residential, commercial and asset-based lending pipelines and remain encouraged by the significant opportunity for loan and deposit growth throughout the franchise, particularly within the Boston and New York City MSAs.

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People’s United Financial, Inc. Reports 1Q Earnings

“Further, we announced the acquisition of 56 branches located in New York state from RBS Citizens, N.A., 52 of which are situated in Stop & Shop supermarkets, and the assumption of $325 million in deposits associated with these branches, which leverages our excellent track record with in-store banking,” added Barnes. “The transaction, which is expected to close late in the second quarter pending regulatory approval, is a unique opportunity to be the exclusive provider of banking services at 139 Stop & Shop stores located across Long Island, southern New York state and Connecticut.”

Barnes concluded, “We are pleased to announce our 20th consecutive annual dividend increase. Our strong business fundamentals, ongoing ability to leverage our brand in attractive markets, and prospects for organic growth continue to be the foundations of our strength relative to others in the industry. We have demonstrated our ability to prudently and effectively deploy capital through organic loan and deposit growth, adherence to a strong dividend policy, share repurchases and a thoughtful acquisition strategy.”

“On an operating basis, earnings were $61 million, or 18 cents per share, this quarter,” stated Kirk W. Walters, Senior Executive Vice President and Chief Financial Officer. “The Company’s performance in the first quarter reflects an expected decline in the net interest margin, lower provision expense, improvement in fee-based income and ongoing expense control.”

Walters continued, “The operating net interest margin was 4.01 percent in the first quarter of 2012 compared to 4.00 percent in the first quarter of 2011 and 4.07 percent in the fourth quarter of 2011. Non-interest income this quarter continues to reflect improvements in most of our fee-based business as well as gains on sales of residential mortgage loans, partially offset by decreases in loan prepayment fees and bank service charges. The decrease in the level of operating non-interest expense this quarter reflects the continued benefit from cost-savings initiatives announced in 2011.”

Walters concluded, “We continue to be pleased with our overall levels of asset quality, as noted by the improvement this quarter. Our low net loan charge-off ratio, which represents less than one-third of our peers, is a reflection of the Company’s historically strong underwriting standards, the strength of the footprint in which we operate and the resilience of our customers, who have successfully managed through the economic crisis.”

At March 31, 2012, People’s United Financial’s tier 1 common and total risk-based capital ratios were 14.0 percent and 16.1 percent, respectively, and the tangible equity ratio stood at 11.7 percent. People’s United Bank’s tier 1 and total risk-based capital ratios were 13.2 percent and 14.2 percent, respectively, at March 31, 2012.

Operating return on average assets was 0.88 percent for the first quarter of 2012, compared to 0.87 percent for the first quarter of 2011 and 0.86 percent for the fourth quarter of 2011. Operating return on average tangible stockholders’ equity was 8.0 percent for the first quarter of 2012, compared to 6.7 percent for the first quarter of 2011 and 7.4 percent for the fourth quarter of 2011.

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People’s United Financial, Inc. Reports 1Q Earnings

Loans acquired in connection with acquisitions have been recorded at fair value based on an initial estimate of expected cash flows, including a reduction for estimated credit losses and without carryover of the respective portfolios’ historical allowance for loan losses. A decrease in expected cash flows in subsequent periods may indicate that a loan is impaired, which would require the establishment of an allowance for loan losses. As such, selected asset quality metrics have been highlighted to distinguish between the ‘originated’ portfolio and the ‘acquired’ portfolio.

At March 31, 2012, the allowance for loan losses for originated loans as a percentage of originated loans, which represents all loans other than those acquired, was 1.03 percent and as a percentage of originated non-performing loans was 61 percent, compared to 1.04 percent and 60 percent, respectively, at December 31, 2011. For the originated commercial banking portfolio, the allowance for loan losses ratio was 1.34 percent at March 31, 2012 and represented 79 percent of non-performing commercial banking loans at that date.

For the originated loan portfolio, non-performing loans equaled 1.67 percent of originated loans at March 31, 2012, compared to 1.75 percent at December 31, 2011 and 1.62 percent at March 31, 2011. Non-performing assets (excluding acquired non-performing loans) equaled 1.85 percent of originated loans, REO and repossessed assets at March 31, 2012 compared to 2.00 percent at December 31, 2011 and 1.96 percent at March 31, 2011.

Non-performing loans in the acquired portfolio, which represent the contractual balances of loans acquired that meet our definition of non-performing but are not, under the accounting model for acquired loans, subject to classification as non-accrual in the same manner as originated loans, totaled $247.2 million at March 31, 2012 compared to $249.0 million at December 31, 2011 and $324.4 million at March 31, 2011.

The provision for loan losses in the first quarter of 2012 totaled $11.5 million, reflecting: (i) net loan charge-offs of $11.2 million, of which $4.8 million carried previously-established specific reserves; (ii) a $4.8 million increase in the originated allowance for loan losses in response to the growth in the commercial and residential mortgage loan portfolios; and (iii) $0.3 million of impairment associated with the acquired loan portfolio. Net loan charge-offs totaled $14.8 million in the fourth quarter of 2011. Net loan charge-offs as a percentage of average loans on an annualized basis were 0.22 percent in the first quarter of 2012 compared to 0.29 percent in the prior year’s fourth quarter.

People’s United Financial, a diversified financial services company with $28 billion in assets, provides commercial and retail banking, as well as wealth management services through a network of 360 branches in Connecticut, Massachusetts, Vermont, New York, New Hampshire and Maine. Through its subsidiaries, People’s United Financial provides equipment financing, brokerage and insurance services. Assets under administration and those under full discretionary management, neither of which are reported as assets of People’s United Financial, totaled $13.0 billion and $4.4 billion, respectively, at March 31, 2012.

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People’s United Financial, Inc. Reports 1Q Earnings

Conference Call

On April 19, 2012, at 8 a.m., Eastern Time, People’s United Financial will host a conference call to discuss this earnings announcement. The call may be heard through www.peoples.com by selecting “Investor Relations” in the “About Us” section on the home page, and then selecting “Conference Calls” in the “News and Events” section. Additional materials relating to the call may also be accessed at People’s United Bank’s web site. The call will be archived on the web site and available for approximately 90 days.

1Q 2012 Financial Highlights

Summary

•	Net income was $58.6 million, or $0.17 per share.

•	Operating earnings were $60.6 million, or $0.18 per share.

•	Net interest income totaled $235.1 million compared to $242.1 million in 4Q11.

•	Cost recovery income on acquired loans, representing cash receipts in excess of carrying amount, totaled $5 million in 4Q11.

•	Operating net interest margin decreased 6 basis points from 4Q11 to 4.01%.

•	Loan yields and one less calendar day in 1Q12 reduced the net interest margin by 9 and 3 basis points, respectively.

•	Lower funding costs in 1Q12 benefited the net interest margin by 6 basis points.

•	Provision for loan losses totaled $11.5 million.

•	Net loan charge-offs totaled $11.2 million, of which $4.8 million related to loans with specific reserves established in prior periods.

•	Reflects a $4.8 million increase in the originated allowance for loan losses in response to loan growth.

•	Includes a provision for loan losses on acquired loans of $0.3 million.

•	Non-interest income was $72.4 million in 1Q12 compared to $71.7 million in 4Q11.

•	Bank service charges decreased $1.3 million from 4Q11 to $30.3 million.

•	Insurance revenue increased $1.2 million from 4Q11, primarily reflecting the seasonal nature of insurance renewals.

•	Brokerage commissions increased $0.5 million from 4Q11, primarily reflecting higher commissions on mutual funds and fixed income products.

•	Investment management fees increased $0.3 million from 4Q11.

•	Net gains on sales of residential mortgage loans increased $1.5 million from 4Q11.

•	Loan prepayment fees declined $1.9 million from 4Q11.

•	Non-interest expense totaled $208.6 million in 1Q12 compared to $230.2 million in 4Q11.

•	Operating non-interest expense was $205.6 million in 1Q12 compared to $207.2 million in 4Q11.

•	1Q12 includes $3.0 million of one-time charges (primarily severance-related) while 4Q11 includes $23.0 million of merger-related expenses and one-time charges.

•	Efficiency ratio in 1Q12 increased to 63.2% from 61.8% in 4Q11, reflecting a $6.6 million decrease in operating revenue.

•	Effective income tax rate was 33.0% for 1Q12 and 32.7% for 2011.

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People’s United Financial, Inc. Reports 1Q Earnings

Commercial Banking

•	Excluding acquired loans, commercial banking loans increased $187 million, or 6% annualized, from December 31, 2011.

•	The ratio of originated non-performing commercial banking loans to originated commercial banking loans was 1.70% at March 31, 2012 compared to 1.81% at December 31, 2011.

•	Non-performing commercial banking assets, excluding acquired non-performing loans, totaled $222.1 million at March 31, 2012, down from $240.8 million at December 31, 2011.

•	Average commercial banking loans totaled $14.5 billion, an increase of $77 million, or 2% annualized, from 4Q11.

•	Net loan charge-offs totaled $7.2 million, or 0.20% annualized, of average commercial banking loans in 1Q12, compared to $11.8 million, or 0.33% annualized, in 4Q11.

•	For the originated commercial banking portfolio, the allowance for loan losses as a percentage of loans was 1.34% at March 31, 2012 compared to 1.39% at December 31, 2011.

•	The commercial banking allowance for loan losses represented 79% of originated non-performing commercial banking loans at March 31, 2012 compared to 77% at December 31, 2011.

•	Commercial deposits totaled $5.3 billion at March 31, 2012 compared to $5.2 billion at December 31, 2011.

Retail Banking

•	Excluding acquired loans, residential mortgage loans increased $156 million, or 20% annualized, from December 31, 2011.

•	The ratio of originated non-performing residential mortgage loans to originated residential mortgage loans was 2.12% at March 31, 2012 compared to 2.19% at December 31, 2011.

•	Average residential mortgage loans totaled $3.7 billion, an increase of $142 million, or 16% annualized, from 4Q11.

•	Net loan charge-offs totaled $2.0 million, or 0.22% annualized, of average residential mortgage loans in 1Q12, compared to $1.6 million, or 0.18% annualized, in 4Q11.

•	Excluding acquired loans, home equity loans totaled $1.9 billion, unchanged from December 31, 2011.

•	The ratio of originated non-performing home equity loans to originated home equity loans was 0.80% at March 31, 2012 compared to 0.82% at December 31, 2011.

•	Average home equity loans totaled $2.0 billion in 1Q12, unchanged from 4Q11.

•	Net loan charge-offs totaled $1.7 million, or 0.33% annualized, of average home equity loans in 1Q12, compared to $0.7 million, or 0.15% annualized, in 4Q11.

•	Retail deposits totaled $16.0 billion at March 31, 2012 compared to $15.6 billion at December 31, 2011.

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People’s United Financial, Inc. Reports 1Q Earnings

Certain statements contained in this release are forward-looking in nature. These include all statements about People’s United Financial’s plans, objectives, expectations and other statements that are not historical facts, and usually use words such as “expect,” “anticipate,” “believe” and similar expressions. Such statements represent management’s current beliefs, based upon information available at the time the statements are made, with regard to the matters addressed. All forward-looking statements are subject to risks and uncertainties that could cause People’s United Financial’s actual results or financial condition to differ materially from those expressed in or implied by such statements. Factors of particular importance to People’s United Financial include, but are not limited to: (1) changes in general, national or regional economic conditions; (2) changes in interest rates; (3) changes in loan default and charge-off rates; (4) changes in deposit levels; (5) changes in levels of income and expense in non-interest income and expense related activities; (6) residential mortgage and secondary market activity; (7) changes in accounting and regulatory guidance applicable to banks; (8) price levels and conditions in the public securities markets generally; (9) competition and its effect on pricing, spending, third-party relationships and revenues; (10) the successful integration of acquired companies; and (11) changes in regulation resulting from or relating to financial reform legislation. People’s United Financial does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Access Information About People’s United Financial at www.peoples.com.

People’s United Financial, Inc.

FINANCIAL HIGHLIGHTS

	Three Months Ended
(dollars in millions, except per share data)	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	March 31, 2011
Earnings Data:
Net interest income	$235.1	$242.1	$240.0	$221.2	$220.3
Provision for loan losses	11.5	20.7	14.4	14.0	14.6
Non-interest income (1)	72.4	71.7	84.7	76.6	74.6
Non-interest expense (2)	208.6	230.2	231.9	207.0	202.8
Income before income tax expense	87.4	62.9	78.4	76.8	77.5
Net income	58.6	43.0	52.9	51.2	51.7
Operating earnings (3)	60.6	58.7	67.3	57.3	53.8

Selected Statistical Data:
Net interest margin (4)	4.01%	4.16%	4.11%	4.13%	4.16%
Operating net interest margin (3), (4)	4.01	4.07	4.11	4.09	4.00
Return on average assets (4)	0.85	0.63	0.77	0.82	0.84
Operating return on average assets (3), (4)	0.88	0.86	0.98	0.92	0.87
Return on average tangible assets (4)	0.93	0.68	0.84	0.89	0.91
Return on average stockholders’ equity (4)	4.5	3.2	3.8	4.0	4.0
Return on average tangible stockholders’ equity (4)	7.7	5.4	6.3	6.3	6.4
Operating return on average tangible stockholders’ equity (3), (4)	8.0	7.4	8.0	7.1	6.7
Efficiency ratio (3)	63.2	61.8	62.0	64.9	65.4

Common Share Data:
Basic and diluted earnings per share	$0.17	$0.12	$0.15	$0.15	$0.15
Operating earnings per share (3)	0.18	0.17	0.19	0.17	0.15
Dividends paid per share	0.1575	0.1575	0.1575	0.1575	0.1550
Dividend payout ratio	93.8%	127.7%	108.4%	106.4%	104.9%
Operating dividend payout ratio (3)	90.6	93.4	85.3	95.1	100.7
Book value per share (end of period)	$15.03	$14.99	$15.18	$15.01	$14.92
Tangible book value per share (end of period) (3)	8.74	8.75	9.01	9.38	9.27
Stock price:
High	13.79	13.07	13.96	13.81	14.49
Low	12.20	10.91	10.50	12.55	12.17
Close (end of period)	13.23	12.85	11.40	13.44	12.58
Common shares (end of period) (in millions)	344.73	348.68	348.59	346.12	345.97
Weighted average diluted common shares (in millions)	344.97	346.68	358.28	343.88	346.01

(1)	Includes net security gains of $8.6 million for the three months ended Sept. 30, 2011.
(2)	Includes a total of $3.0 million, $23.0 million, $21.5 million, $9.2 million and $3.1 million of merger-related expenses and one-time charges for the three months ended March 31, 2012, Dec. 31, 2011, Sept. 30, 2011, June 30, 2011 and March 31, 2011, respectively.
(3)	See non-GAAP financial measures and reconciliation to GAAP beginning on page 14.
(4)	Annualized.

People’s United Financial, Inc.

FINANCIAL HIGHLIGHTS - Continued

	As of and for the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(dollars in millions)	2012	2011	2011	2011	2011
Financial Condition Data:
General:
Total assets	$27,808	$27,568	$27,213	$25,323	$24,962
Loans	20,490	20,400	20,148	17,687	17,523
Securities	2,895	2,931	2,540	3,226	3,203
Short-term investments (1)	767	411	779	822	926
Allowance for loan losses	183	183	177	176	178
Goodwill and other acquisition-related intangibles	2,169	2,174	2,151	1,947	1,953
Deposits	21,268	20,816	20,487	18,278	18,110
Borrowings	811	857	881	1,331	1,158
Subordinated notes and debentures	160	160	159	159	176
Stockholders’ equity	5,181	5,225	5,291	5,194	5,160
Non-performing assets (2)	316	337	305	315	292
Net loan charge-offs	11.2	14.8	13.4	15.5	9.6

Average Balances:
Loans	$20,407	$20,217	$19,856	$17,654	$17,290
Securities	2,751	2,411	2,976	3,264	3,089
Short-term investments (1)	536	854	756	629	843
Loans held for sale	39	60	26	17	52
Total earning assets	23,733	23,542	23,614	21,564	21,274
Total assets	27,463	27,285	27,355	24,853	24,623
Deposits	20,843	20,597	20,259	18,225	17,944
Total funding liabilities	21,862	21,653	21,499	19,353	19,121
Stockholders’ equity	5,217	5,302	5,515	5,177	5,185

Ratios:
Net loan charge-offs to average loans (annualized)	0.22%	0.29%	0.27%	0.35%	0.22%
Non-performing assets to originated loans, real estate owned and repossessed assets (2)	1.85	2.00	1.88	2.05	1.96
Allowance for loan losses to:
Originated loans (2)	1.03	1.04	1.09	1.15	1.19
Originated non-performing loans (2)	61.5	59.7	68.5	68.0	73.8
Average stockholders’ equity to average total assets	19.0	19.4	20.2	20.8	21.1
Stockholders’ equity to total assets	18.6	19.0	19.4	20.5	20.7
Tangible stockholders’ equity to tangible assets (3)	11.7	12.0	12.5	13.9	13.9
Total risk-based capital (4)	16.1	16.2	16.7	19.1	19.4

(1)	Includes securities purchased under agreements to resell.
(2)	Excludes acquired loans.
(3)	See non-GAAP financial measures and reconciliation to GAAP beginning on page 14.
(4)	Consolidated.

People’s United Financial, Inc.

CONSOLIDATED STATEMENTS OF CONDITION

(in millions)	March 31, 2012	Dec. 31, 2011	March 31, 2011
Assets
Cash and due from banks	$341.1	$370.2	$315.2
Short-term investments	767.4	410.7	926.2

Total cash and cash equivalents	1,108.5	780.9	1,241.4

Securities:
Trading account securities, at fair value	22.6	71.8	84.9
Securities available for sale, at fair value	2,742.3	2,725.5	3,003.8
Securities held to maturity, at amortized cost	56.4	56.4	55.1
Federal Home Loan Bank stock, at cost	73.7	77.7	59.5

Total securities	2,895.0	2,931.4	3,203.3

Loans held for sale	56.7	101.9	18.0

Loans:
Commercial	7,491.0	7,382.0	6,046.7
Commercial real estate	7,063.1	7,172.2	6,565.7
Residential mortgage	3,755.1	3,628.4	2,783.6
Consumer	2,180.3	2,217.4	2,127.1

Total loans	20,489.5	20,400.0	17,523.1
Less allowance for loan losses	(183.2)	(182.9)	(177.5)

Total loans, net	20,306.3	20,217.1	17,345.6

Goodwill and other acquisition-related intangibles	2,169.2	2,174.2	1,952.6
Premises and equipment	330.4	339.6	326.0
Bank-owned life insurance	334.1	332.7	291.8
Other assets	607.7	690.1	583.6

Total assets	$27,807.9	$27,567.9	$24,962.3

Liabilities
Deposits:
Non-interest-bearing	$4,636.9	$4,506.2	$3,789.5
Savings, interest-bearing checking and money market	11,477.9	10,970.4	9,255.7
Time	5,152.7	5,339.2	5,064.9

Total deposits	21,267.5	20,815.8	18,110.1

Borrowings:
Retail repurchase agreements	452.8	497.2	481.6
Federal Home Loan Bank advances	331.4	332.4	476.3
Federal funds purchased and other borrowings	26.8	27.1	200.0

Total borrowings	811.0	856.7	1,157.9

Subordinated notes and debentures	159.9	159.6	176.3
Other liabilities	388.9	510.8	357.7

Total liabilities	22,627.3	22,342.9	19,802.0

Stockholders’ Equity
Common stock	3.9	3.9	3.7
Additional paid-in capital	5,252.3	5,247.0	4,981.5
Retained earnings	745.5	744.1	767.2
Treasury stock, at cost	(549.1)	(493.5)	(307.6)
Accumulated other comprehensive loss	(93.1)	(95.8)	(98.4)
Unallocated common stock of Employee Stock Ownership Plan, at cost	(178.9)	(180.7)	(186.1)

Total stockholders’ equity	5,180.6	5,225.0	5,160.3

Total liabilities and stockholders’ equity	$27,807.9	$27,567.9	$24,962.3

People’s United Financial, Inc.

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
(in millions, except per share data)	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	March 31, 2011
Interest and dividend income:
Commercial	$94.7	$96.9	$97.4	$85.9	$78.6
Commercial real estate	91.7	100.3	98.0	92.5	101.6
Residential mortgage	36.2	35.6	34.5	29.7	29.3
Consumer	20.7	21.2	21.5	20.6	20.9

Total interest on loans	243.3	254.0	251.4	228.7	230.4
Securities	18.0	17.3	21.7	23.4	21.0
Loans held for sale	0.5	0.7	0.4	0.3	0.7
Short-term investments	0.3	0.5	0.5	0.4	0.7

Total interest and dividend income	262.1	272.5	274.0	252.8	252.8

Interest expense:
Deposits	23.1	25.9	28.5	26.4	26.6
Borrowings	1.7	1.7	2.4	2.4	2.5
Subordinated notes and debentures	2.2	2.8	3.1	2.8	3.4

Total interest expense	27.0	30.4	34.0	31.6	32.5

Net interest income	235.1	242.1	240.0	221.2	220.3
Provision for loan losses	11.5	20.7	14.4	14.0	14.6

Net interest income after provision for loan losses	223.6	221.4	225.6	207.2	205.7

Non-interest income:
Bank service charges	30.3	31.6	35.8	32.9	31.0
Investment management fees	8.6	8.3	8.4	8.3	8.2
Insurance revenue	8.4	7.2	9.0	6.6	7.9
Brokerage commissions	3.1	2.6	2.8	3.3	3.2
Net gains on sales of residential mortgage loans	3.6	2.1	1.3	1.1	3.1
Net (losses) gains on sales of acquired loans	—	(0.4)	(4.8)	7.2	5.5
Bank-owned life insurance	1.8	1.7	2.0	1.4	1.2
Merchant services income, net	1.1	1.1	1.1	1.1	1.0
Net security gains	—	—	8.6	0.1	0.1
Other non-interest income	15.5	17.5	20.5	14.6	13.4

Total non-interest income	72.4	71.7	84.7	76.6	74.6

Non-interest expense:
Compensation and benefits	110.3	111.0	110.1	102.5	105.4
Occupancy and equipment	33.4	34.4	34.9	30.9	33.1
Professional and outside service fees	15.3	18.7	18.6	17.4	15.9
Amortization of other acquisition-related intangibles	6.6	6.9	7.0	6.0	5.9
Merger-related expenses	—	13.3	20.1	6.4	3.1
Other non-interest expense	43.0	45.9	41.2	43.8	39.4

Total non-interest expense (1)	208.6	230.2	231.9	207.0	202.8

Income before income tax expense	87.4	62.9	78.4	76.8	77.5
Income tax expense	28.8	19.9	25.5	25.6	25.8

Net income	$58.6	$43.0	$52.9	$51.2	$51.7

Basic and diluted earnings per common share	$0.17	$0.12	$0.15	$0.15	$0.15

(1)	In addition to merger-related expenses, total non-interest expense includes $3.0 million, $9.7 million, $1.4 million, and $2.8 million of non-operating expenses for the three months ended March 31, 2012, Dec. 31, 2011, Sept. 30, 2011 and June 30, 2011, respectively. See non-GAAP financial measures and reconciliation to GAAP beginning on page 14.

People’s United Financial, Inc.

AVERAGE BALANCE SHEET, INTEREST AND YIELD/RATE ANALYSIS (1)

	March 31, 2012			December 31, 2011			March 31, 2011
Three months ended (dollars in millions)	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
Assets:
Short-term investments	$535.9	$0.3	0.24%	$853.9	$0.5	0.25%	$732.4	$0.6	0.31%
Securities purchased under agreements to resell	—	—	—	—	—	—	110.6	0.1	0.17
Securities (2)	2,750.7	18.7	2.72	2,410.9	17.9	2.97	3,088.5	21.2	2.75
Loans held for sale	39.1	0.5	4.96	60.3	0.7	4.61	52.5	0.7	5.78
Loans:
Commercial	7,373.6	96.5	5.24	7,300.8	98.9	5.42	5,377.3	79.6	5.92
Commercial real estate	7,118.7	91.7	5.15	7,114.9	100.3	5.64	7,053.3	101.6	5.76
Residential mortgage	3,713.1	36.2	3.89	3,571.6	35.6	3.99	2,707.9	29.3	4.33
Consumer	2,201.5	20.7	3.77	2,230.1	21.2	3.80	2,151.2	20.9	3.88

Total loans	20,406.9	245.1	4.81	20,217.4	256.0	5.07	17,289.7	231.4	5.35

Total earning assets	23,732.6	$264.6	4.46%	23,542.5	$275.1	4.68%	21,273.7	$254.0	4.78%

Other assets	3,729.9			3,742.2			3,348.8

Total assets	$27,462.5			$27,284.7			$24,622.5

Liabilities and stockholders’ equity:
Deposits:
Non-interest-bearing	$4,406.8	$—	—%	$4,330.6	$—	—%	$3,797.4	$—	—%
Savings, interest-bearing checking and money market	11,186.5	11.0	0.39	10,841.4	12.4	0.46	9,015.1	12.1	0.54
Time	5,250.0	12.1	0.92	5,425.2	13.5	1.00	5,131.5	14.5	1.13

Total deposits	20,843.3	23.1	0.44	20,597.2	25.9	0.50	17,944.0	26.6	0.59

Borrowings:
Retail repurchase agreements	494.6	0.4	0.30	527.4	0.4	0.33	492.8	0.6	0.46
Federal Home Loan Bank advances	331.9	1.2	1.48	332.9	1.2	1.49	499.6	1.9	1.49
Federal funds purchased and other borrowings	32.2	0.1	0.84	36.0	0.1	0.78	4.7	—	0.09

Total borrowings	858.7	1.7	0.78	896.3	1.7	0.78	997.1	2.5	0.98

Subordinated notes and debentures	159.7	2.2	5.47	159.5	2.8	7.02	179.7	3.4	7.61

Total funding liabilities	21,861.7	$27.0	0.49%	21,653.0	$30.4	0.56%	19,120.8	$32.5	0.68%

Other liabilities	383.8			330.2			316.3

Total liabilities	22,245.5			21,983.2			19,437.1
Stockholders’ equity	5,217.0			5,301.5			5,185.4

Total liabilities and stockholders’ equity	$27,462.5			$27,284.7			$24,622.5

Net interest income/spread (3)		$237.6	3.97%		$244.7	4.12%		$221.5	4.10%

Net interest margin			4.01%			4.16%			4.16%

(1)	Average yields earned and rates paid are annualized.
(2)	Average balances and yields for securities available for sale are based on amortized cost.
(3)	The fully taxable equivalent adjustment was $2.5 million, $2.6 million and $1.2 million for the three months ended March 31, 2012, December 31, 2011 and March 31, 2011, respectively.

People’s United Financial, Inc.

NON-PERFORMING ASSETS

	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(dollars in millions)	2012	2011	2011	2011	2011
Originated non-performing loans:
Commercial Banking:
Commercial real estate	$97.3	$106.7	$91.0	$90.2	$71.7
Commercial and industrial	63.0	59.2	49.2	54.1	48.9
Equipment financing	39.6	42.9	37.9	36.0	38.6

Total	199.9	208.8	178.1	180.3	159.2

Retail:
Residential mortgage	70.0	68.9	65.5	65.8	70.4
Home equity	15.3	15.8	14.2	12.3	10.5
Other consumer	0.2	0.3	0.5	0.4	0.4

Total	85.5	85.0	80.2	78.5	81.3

Total originated non-performing loans (1)	285.4	293.8	258.3	258.8	240.5
REO	21.9	26.8	27.7	33.5	38.1
Repossessed assets	9.1	16.1	19.2	23.1	13.5

Total non-performing assets	$316.4	$336.7	$305.2	$315.4	$292.1

Acquired non-performing loans (contractual amount) (2)	$247.2	$249.0	$241.6	$250.4	$324.4

Originated non-performing loans as a percentage of originated loans	1.67%	1.75%	1.60%	1.69%	1.62%
Non-performing assets as a percentage of:
Originated loans, REO and repossessed assets	1.85	2.00	1.88	2.05	1.96
Tangible stockholders’ equity and allowance for loan losses	9.93	10.44	9.20	9.21	8.63

(1)	Reported net of government guarantees totaling $15.6 million at March 31, 2012, $12.1 million at Dec. 31, 2011, $11.3 million at Sept. 30, 2011, $10.7 million at June 30, 2011 and $10.0 million at March 31, 2011.
(2)	Represents acquired loans that meet People’s United Financial’s definition of a non-performing loan but are not, under the accounting model for acquired loans, subject to classification as non-accrual in the same manner as originated loans. Because acquired loans are initially recorded at an amount estimated to be collectible, losses on such loans, when incurred, are first applied against the non-accretable difference established in purchase accounting and then to any allowance for loan losses recognized subsequent to acquisition.

People’s United Financial, Inc.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

	Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(dollars in millions)	2012	2011	2011	2011	2011
Allowance for loan losses on originated loans:
Balance at beginning of period	$175.5	$177.0	$176.0	$177.5	$172.5
Charge-offs	(12.9)	(15.7)	(14.6)	(17.4)	(10.4)
Recoveries	1.7	0.9	1.2	1.9	0.8

Net loan charge-offs	(11.2)	(14.8)	(13.4)	(15.5)	(9.6)
Provision for loan losses	11.2	13.3	14.4	14.0	14.6

Balance at end of period	175.5	175.5	177.0	176.0	177.5

Allowance for loan losses on acquired loans:
Balance at beginning of period	7.4	—	—	—	—
Provision for loan losses	0.3	7.4	—	—	—

Balance at end of period	7.7	7.4	—	—	—

Total allowance for loan losses	$183.2	$182.9	$177.0	$176.0	$177.5

Allowance for loan losses on originated loans as a percentage of:
Originated loans	1.03%	1.04%	1.09%	1.15%	1.19%
Originated non-performing loans	61.5	59.7	68.5	68.0	73.8
Commercial banking allowance for loan losses as a percentage of originated commercial banking loans	1.34	1.39	1.48	1.55	1.61
Retail allowance for loan losses as a percentage of originated retail loans	0.34	0.29	0.26	0.25	0.26

NET LOAN CHARGE-OFFS

	Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
(dollars in millions)	2012	2011	2011	2011	2011
Commercial Banking:
Commercial real estate	$5.0	$3.9	$4.6	$9.3	$3.3
Commercial and industrial	1.6	3.4	4.4	1.6	2.3
Equipment financing	0.6	4.5	0.8	2.3	1.2

Total	7.2	11.8	9.8	13.2	6.8

Retail:
Residential mortgage	2.0	1.6	2.1	1.2	1.6
Home equity	1.7	0.7	1.1	0.8	0.8
Other consumer	0.3	0.7	0.4	0.3	0.4

Total	4.0	3.0	3.6	2.3	2.8

Total	$11.2	$14.8	$13.4	$15.5	$9.6

Net loan charge-offs to average loans (annualized)	0.22%	0.29%	0.27%	0.35%	0.22%

People’s United Financial, Inc.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATION TO GAAP

In addition to evaluating People’s United Financial’s results of operations in accordance with U.S. generally accepted accounting principles (“GAAP”), management routinely supplements this evaluation with an analysis of certain non-GAAP financial measures, such as the efficiency and tangible equity ratios, tangible book value per share and operating earnings metrics. Management believes these non-GAAP financial measures provide information useful to investors in understanding People’s United Financial’s underlying operating performance and trends, and facilitates comparisons with the performance of other banks and thrifts. Further, the efficiency ratio and operating earnings metrics are used by management in its assessment of financial performance, including non-interest expense control, while the tangible equity ratio and tangible book value per share are used to analyze the relative strength of People’s United Financial’s capital position.

The efficiency ratio, which represents an approximate measure of the cost required by People’s United Financial to generate a dollar of revenue, is the ratio of (i) total non-interest expense (excluding goodwill impairment charges, amortization of other acquisition-related intangibles, losses on real estate assets and non-recurring expenses) (the numerator) to (ii) net interest income on a fully taxable equivalent (“FTE”) basis plus total non-interest income (including the FTE adjustment on bank-owned life insurance (“BOLI”) income, and excluding gains and losses on sales of assets other than residential mortgage loans, and non-recurring income) (the denominator). People’s United Financial generally considers an item of income or expense to be non-recurring if it is not similar to an item of income or expense of a type incurred within the last two years and is not similar to an item of income or expense of a type reasonably expected to be incurred within the following two years.

Operating earnings exclude from net income those items that management considers to be of such a non-recurring or infrequent nature that, by excluding such items (net of income taxes), People’s United Financial’s results can be measured and assessed on a more consistent basis from period to period. Items excluded from operating earnings, which include, but are not limited to, merger-related expenses, charges related to executive-level management separation costs, severance-related costs and writedowns of banking house assets, are generally also excluded when calculating the efficiency ratio. Operating earnings per share is calculated by dividing operating earnings by the weighted average number of dilutive common shares outstanding for the respective period. Operating return on average assets is calculated by dividing operating earnings (annualized) by average assets. Operating return on average tangible stockholders’ equity is calculated by dividing operating earnings (annualized) by average tangible stockholders’ equity. The operating dividend payout ratio is calculated by dividing dividends paid by operating earnings for the respective period.

Operating net interest margin excludes from the net interest margin those items that management considers to be of such an infrequent nature that, by excluding such items, People’s United Financial’s net interest margin can be measured and assessed on a more consistent basis from period to period. Items excluded from operating net interest margin include, but are not limited to, cost recovery income on acquired loans and changes in the accretable yield on acquired loans stemming from periodic cash flow reassessments. Operating net interest margin is calculated by dividing operating net interest income (annualized) by average earning assets.

The tangible equity ratio is the ratio of (i) tangible stockholders’ equity (total stockholders’ equity less goodwill and other acquisition-related intangibles) (the numerator) to (ii) tangible assets (total assets less goodwill and other acquisition-related intangibles) (the denominator). Tangible book value per share is calculated by dividing tangible stockholders’ equity by common shares (total common shares issued, less common shares classified as treasury shares and unallocated Employee Stock Ownership Plan (“ESOP”) common shares).

In light of diversity in presentation among financial institutions, the methodologies used by People’s United Financial for determining the non-GAAP financial measures discussed above may differ from those used by other financial institutions.

People’s United Financial, Inc.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATION TO GAAP - continued

EFFICIENCY RATIO

	Three Months Ended
(dollars in millions)	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	March 31, 2011
Total non-interest expense	$208.6	$230.2	$231.9	$207.0	$202.8
Adjustments:
Amortization of other acquisition-related intangibles	(6.6)	(6.9)	(7.0)	(6.0)	(5.9)
Severance-related costs	(2.4)	(3.9)	(1.4)	—	—
Merger-related expenses	—	(13.3)	(20.1)	(6.4)	(3.1)
Executive-level separation costs	—	(1.0)	—	(2.8)	—
Writedowns of banking house assets	—	(4.8)	—	—	—
Other (1)	(3.0)	(4.0)	(2.3)	(1.9)	(2.1)

Total	$196.6	$196.3	$201.1	$189.9	$191.7

Net interest income (FTE basis)	$237.6	$244.7	$242.7	$222.5	$221.5
Total non-interest income	72.4	71.7	84.7	76.6	74.6

Total revenues	310.0	316.4	327.4	299.1	296.1
Adjustments:
BOLI FTE adjustment	0.9	0.8	0.9	0.8	0.6
Net security (gains)	—	—	(8.6)	(0.1)	(0.1)
Net losses (gains) on sales of acquired loans	—	0.4	4.8	(7.2)	(5.5)
Other (2)	—	(0.1)	0.1	—	2.2

Total	$310.9	$317.5	$324.6	$292.6	$293.3

Efficiency ratio	63.2%	61.8%	62.0%	64.9%	65.4%

(1)	Items classified as “other” and deducted from non-interest expense include, as applicable, certain franchise taxes, real estate owned expenses, contract termination costs and non-recurring expenses.
(2)	Items classified as “other” and added to (deducted from) total revenues include, as applicable, asset write-offs, gains associated with the sale of branch locations and mortgage servicing rights, and interest on an income tax refund.

People’s United Financial, Inc.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATION TO GAAP - continued

OPERATING EARNINGS

	Three Months Ended
(dollars in millions, except per share data)	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	March 31, 2011
Net income, as reported	$58.6	$43.0	$52.9	$51.2	$51.7

Adjustments to arrive at operating earnings:
Severance-related costs	2.4	3.9	1.4	—	—
Other non-operating expenses	0.6	—	—	—	—
Merger-related expenses	—	13.3	20.1	6.4	3.1
Executive-level separation costs	—	1.0	—	2.8	—
Writedowns of banking house assets	—	4.8	—	—	—

Total pre-tax adjustments	3.0	23.0	21.5	9.2	3.1

Tax effect	(1.0)	(7.3)	(7.1)	(3.1)	(1.0)

Total adjustments, net of tax	2.0	15.7	14.4	6.1	2.1

Operating earnings	$60.6	$58.7	$67.3	$57.3	$53.8

Earnings per share, as reported	$0.17	$0.12	$0.15	$0.15	$0.15

Adjustments to arrive at operating earnings per share:
Severance-related costs	0.01	0.01	—	—	—
Other non-operating expenses	—	—	—	—	—
Merger-related expenses	—	0.03	0.04	0.02	—
Executive-level separation costs	—	—	—	—	—
Writedowns of banking house assets	—	0.01	—	—	—

Total adjustments per share	0.01	0.05	0.04	0.02	—

Operating earnings per share	$0.18	$0.17	$0.19	$0.17	$0.15

Average total assets	$27,463	$27,285	$27,355	$24,853	$24,623

Operating return on average assets (annualized)	0.88%	0.86%	0.98%	0.92%	0.87%

OPERATING NET INTEREST MARGIN

	Three Months Ended
(dollars in millions)	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	March 31, 2011
Net interest income (FTE basis)	$237.6	$244.7	$242.7	$222.5	$221.5

Adjustments to arrive at operating net interest income:
Cost recovery income	—	(5.0)	—	—	—
Changes in accretable yield	—	—	—	(2.2)	(9.0)

Total adjustments	—	(5.0)	—	(2.2)	(9.0)

Operating net interest income	$237.6	$239.7	$242.7	$220.3	$212.5

Net interest margin, as reported (1)	4.01%	4.16%	4.11%	4.13%	4.16%

Adjustments to arrive at operating net interest margin: (1)
Cost recovery income	—	(0.09)	—	—	—
Changes in accretable yield	—	—	—	(0.04)	(0.16)

Total adjustments	—	(0.09)	—	(0.04)	(0.16)

Operating net interest margin (1)	4.01%	4.07%	4.11%	4.09%	4.00%

Total earning assets	$23,733	$23,542	$23,614	$21,564	$21,274

(1) Annualized

People’s United Financial, Inc.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATION TO GAAP - continued

OPERATING RETURN ON AVERAGE TANGIBLE STOCKHOLDERS’ EQUITY

	Three Months Ended
(dollars in millions)	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	March 31, 2011
Operating earnings	$60.6	$58.7	$67.3	$57.3	$53.8

Average stockholders’ equity	5,217	5,302	5,515	5,177	5,185
Less: Average goodwill and average other acquisition-related intangibles	2,171	2,148	2,154	1,950	1,957

Average tangible stockholders’ equity	$3,046	$3,154	$3,361	$3,227	$3,228

Operating return on average tangible stockholders’ equity (annualized)	8.0%	7.4%	8.0%	7.1%	6.7%

OPERATING DIVIDEND PAYOUT RATIO

	Three Months Ended
(dollars in millions)	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	March 31, 2011
Dividends paid	$54.9	$54.8	$57.4	$54.5	$54.2

Operating earnings	$60.6	$58.7	$67.3	$57.3	$53.8

Operating dividend payout ratio	90.6%	93.4%	85.3%	95.1%	100.7%

TANGIBLE EQUITY RATIO

(dollars in millions)	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	March 31, 2011
Total stockholders’ equity	$5,181	$5,225	$5,291	$5,194	$5,160
Less: Goodwill and other acquisition-related intangibles	2,169	2,174	2,151	1,947	1,953

Tangible stockholders’ equity	$3,012	$3,051	$3,140	$3,247	$3,207

Total assets	$27,808	$27,568	$27,213	$25,323	$24,962
Less: Goodwill and other acquisition-related intangibles	2,169	2,174	2,151	1,947	1,953

Tangible assets	$25,639	$25,394	$25,062	$23,376	$23,009

Tangible equity ratio	11.7%	12.0%	12.5%	13.9%	13.9%

TANGIBLE BOOK VALUE PER SHARE

(in millions, except per share data)	March 31, 2012	Dec. 31, 2011	Sept. 30, 2011	June 30, 2011	March 31, 2011
Tangible stockholders’ equity	$3,012	$3,051	$3,140	$3,247	$3,207

Common shares issued	395.84	395.42	395.46	377.02	376.95
Less: Shares classified as treasury shares	42.49	38.03	38.07	22.01	22.01
Unallocated ESOP shares	8.62	8.71	8.80	8.89	8.97

Common shares	344.73	348.68	348.59	346.12	345.97

Tangible book value per share	$8.74	$8.75	$9.01	$9.38	$9.27